UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549


                                    FORM 8-K


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported):  25 April 1996

                                  ALPNET, INC.
             (Exact name of registrant as specified in its charter)


               UTAH               0-15512            87-0356708
          (State or other    (Commission File      (IRS Employer
          jurisdiction of          Number)         Identification
          incorporation)                               Number)




                4444 South 700 East, Suite #204
                Salt Lake City, Utah                   84107-3075
           (Address of principal executive offices)    (Zip Code)



       Registrant's telephone number, including area code:  (801) 265-3300

  Former name or former address, if changed since last report:  Not applicable.


Item 5.  Other Events --- Press Release - ALPNET Announces First Quarter Results

25 April 1996 -- Salt Lake City, Utah. ALPNET, Inc. (NASDAQ: AILP), the largest dedicated commercial provider of language translation, product localization, and related services to businesses, today announced results for the quarter ended 31 March 1996. Total revenues for the quarter were $6.5 million with net income of $29,000 or $.001 per share compared to revenues of $5.9 million with net income of $14,000 or $.001 per share for the first quarter of 1995.

Thomas F. Seal, ALPNET President and CEO, stated, "We are pleased to report that revenues for this first quarter of the year increased 10% over revenues for the same quarter in 1995. Historically, the Company's first quarter has started out slowly, but revenues have consistently increased above first quarter levels during subsequent quarters. We expect this pattern to repeat in 1996, as we have recently secured several significant contracts which give us a very strong backlog moving into the second quarter. This quarter's revenue increase over the first quarter of 1995 is primarily attributable to significant sales increases in the Company's UK offices, including contributions from the Scottish translation company acquired in late 1995 and growing sales of our City of London office which was opened in early 1995. Revenues have also increased significantly in Canada and Asia, with smaller increases in most of our other markets. Revenues decreased in Germany from 1995 due primarily to sluggishness in the German economy, but again we have a solid backlog of orders which will boost German revenues later in the year."

Mr. Seal also said, "According to Ovum, the London based market research organization, the size of the Translation and Localization market in 1995 was approximately US$2 billion, and is projected to grow at 30% per year for the next five years. We believe ALPNET is in a unique position to benefit from this rapidly expanding market, with our worldwide locations and specialized capability in multiple industries. Our investment in new offices in strategic business locations throughout the world will allow us to increase our market share, revenues, and profits. We are expanding our dedicated software localization capability with key technology centers located in Salt Lake City, Singapore and Amsterdam. We continue to develop and enhance our language translation software which we use increasingly to ensure quality, consistent terminology and efficient delivery of services for our clients. We continue to expand in existing and emerging international business markets as circumstances dictate as evidenced by our ongoing expansion in Europe and Asia, and we are hiring highly qualified people to 'get our story out' and increase our Company's visibility in the marketplace. Finally, we are continuing to position ourselves to take advantage of the telecommunications explosion through our Internet and Europe Online offerings. While the investment in all of these areas is costing us money today, we believe these investments allow us to accommodate rapid growth and increasing profits in the coming years."

ALPNET is the largest publicly-owned exclusive supplier of worldwide translation and product localization services, with 30 wholly-owned offices in 14 countries throughout Europe, North America, and Asia. ALPNET supplies its clients with language translation, product localization, language interpreting, language training, and multilingual desktop publishing and printing services. Additional information about ALPNET is available on the World Wide Web at http://www.europeonline.com/alpnet.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   ALPNET, Inc.
                                   (Registrant)


Date:   25 April 1996              \s\ Thomas F. Seal
                                   Thomas F. Seal
                                   President and Chief Executive Officer




Date:   25 April 1996              \s\ D. Kerry Stubbs
                                   D. Kerry Stubbs
                                   Chief Financial Officer